Exhibit 10.8
TECHNICAL SERVICES AGREEMENT
By and Among
CHINACAST TECHNOLOGY (SHANGHAI) LIMITED
THE CCL SHAREHOLDERS
and
CHINACAST CO., LTD.
Dated as of November 15, 2000

     This TECHNICAL SERVICES AGREEMENT (“Agreement”) is entered into as of November 15, 2000, by and among ChinaCast Technology (Shanghai) Limited, a wholly foreign-owned limited liability enterprise organized and existing under the laws of the People’s Republic of China (“PRC”) (“CCT Shanghai”); CHINACAST CO. LTD., a limited liability company organized and existing under the laws of the PRC (“CCL”); and BEIJING COL NETWORK TECHNOLOGY CO., LTD, a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), (“Beijing Col”); SHENZHEN ZHONGXUN TENG INVESTMENT DEVELOPMENT CO., LTD., a limited liability company organized and existing under the laws of the PRC (“Shenzhen Zhongxun”); TIBET TIANTAI INVESTMENT MANAGEMENT CO., LTD., a limited liability company organized and existing under the laws of the PRC (“Tibet Tiantai”) (Beijing Col, Shenzhen Zhongxun and Tibet Tiantai are referred to collectively as the “CCL Shareholders”). CCL and CCT Shanghai are each individually referred to herein as a “Party” and both are collectively referred to herein as the “Parties”.
RECITALS
     WHEREAS, CCL wishes to secure the assistance of CCT Shanghai to assist CCL in the implementation of CCL’s Turbo 163, DDN Enhancement and Cablenet businesses in the PRC;
     AND WHEREAS, CCT Shanghai wishes to assist CCL to implement CCL’s Turbo 163, DDN Enhancement and Cablenet businesses in the PRC
     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged expressly, the Parties hereby agree as follows:
ARTICLE I.     PROVISION OF SERVICES AND ANCILLARY EQUIPMENT
     Section 1.1     Services. CCT Shanghai will, during the term of this Agreement and to the extent of CCL’s need, provide and CCL will take and pay for the Services set forth in Appendix A, with respect to CCL’s Turbo 163 business, DDN Enhancement business and Cablenet business all as contemplated in the Business Plan dated as of August, 2000. CCT Shanghai will provide the Services solely in the capacity of an independent contractor and consultant to CCL. The General Manager of CCL will retain all authority and responsibility to conduct the affairs of and to manage CCL. CCT Shanghai may, at its option, assign any of its rights hereunder and/or delegate the performance of the Services described in this Section 1.1 to a subcontractor or affiliate of CCT Shanghai, provided that any such assignment, delegation, or subcontract will not relieve CCT Shanghai of its obligations hereunder. CCL shall not assign this Agreement without the prior written approval of CCT Shanghai.

     Section 1.2     Equipment. In connection with provision of the Services hereunder, CCT Shanghai will supply to CCL for its use ancillary Equipment as set forth in Appendix A hereto together with associated software and technical documentation. Such use of ancillary Equipment by CCL will be without additional charge.
     Section 1.3     Obligation to Return Equipment. Upon the occurrence of any of the following events in the determination of CCT Shanghai, CCL will promptly take all action to deliver and return the Equipment and the related software and documentation in the possession of CCL to CCT Shanghai, except to the extent CCT Shanghai has waived its right to the return of such Equipment as contemplated in Section 2.3 hereof : (i) termination of this Agreement, or (ii) material breach by CCL of this Agreement or the Pledge Agreement among certain shareholders of CCL and CCT Shanghai of even date herewith (the “Pledge Agreement”). In the event CCL fails to promptly and fully return the Equipment in good operating condition and the related software and documentation to CCT Shanghai it its sole determination, such event shall be an equipment return default (“Equipment Return Default”), and CCT Shanghai shall be entitled to immediately avail itself of any and all legal actions and proceedings to recover the Equipment and/or to foreclose upon the Pledged Collateral pursuant to the Pledge Agreement.
     Section 1.4     Rights to Use Equipment and Software. CCT Shanghai hereby grants to CCL the non-exclusive, non-transferable right to use all Equipment and software provided by CCT Shanghai under this Agreement solely in the conduct of CCL’s Turbo 163, DDN Enhancement and Cablenet businesses.
     Section 1.5     Warranty. CCT Shanghai warrants that the Services will be provided in a good and workmanlike manner, exercising that degree of skill, diligence, prudence and foresight which would reasonably be expected from a fully skilled, experienced and competent contractor and/or operator engaged in the same type of undertaking under the same or similar conditions in the same or a similar location. CCL’s sole and exclusive remedy for breach of this warranty will be the provision of replacement Services by CCT Shanghai. CCT Shanghai makes no other warranty, express or implied, relating to the Services, ancillary Equipment, software, know how or other things delivered under this Agreement.
ARTICLE II.     COMPENSATION
     Section 2.1     Compensation. As compensation for the performance of the Services, including the provision of ancillary Equipment, CCL will pay to CCT Shanghai on the tenth business day of each calendar month, in Renminbi and in immediately available funds in an account designated by CCT Shanghai, service fees in an amount equal the difference between the total cash revenue CCL has received in the preceding month and CCL’s cash paid out or allocated to pay for operating expenses (including without limitation cost reimbursements and taxes as contemplated in Section 2.2 and 2,4), as set forth in Appendix B, for that preceding month in amounts not exceeding the applicable monthly operating expenses budget in the current CCL business plan approved by the Board of Directors of CCL (“Service Fee”). Any operating expense not set forth in Appendix B must be approved by the Board of Directors prior to payment if such operating expense is (i) not incurred in the ordinary course of business, (ii) a non-recurring cost, or (iii) an expense that CCT Shanghai deems inappropriate to be paid as an operating expense.
     Section 2.2     Cost Reimbursement. CCL will, within 30 days of receipt of CCT Shanghai’s invoice with reasonable supporting documentation, reimburse CCT Shanghai for all costs and fees incurred in connection with the exportation, importation, shipping and delivery of the Equipment, including, but not limited to, freight, customs duties, taxes, warehousing, and insurance costs.
     Section 2.3     CCT Shanghai Right to Decline Return of Equipment. CCT Shanghai may, from time to time, subject only to applicable PRC law and to the terms of the Pledge Agreement, elect to decline the return of any item of equipment (the “Transferred Equipment”) to CCL and cause Relinquishment (as defined in the Pledge Agreement). Upon receipt of notice of Relinquishment (as specified below), the CCL Shareholders shall assign, transfer and deliver to CCT Shanghai, or its designated Affiliate (as defined in the Pledge Agreement) or third party, free from any interest of the CCL Shareholders all of their respective right, title and interest in and to the corresponding amount of Ownership Rights (as defined in the Pledge Agreement) to be transferred as set forth in the notice of Relinquishment. The CCL Shareholders shall promptly take all actions to execute any documents or instruments necessary to initiate and complete all proceedings and procedures required to transfer their respective Ownership Rights. Such Relinquishment, once effected, shall terminate CCL’s obligation under Section 1.3 above to return such Transferred Equipment to CCT Shanghai.
     CCT Shanghai will make such election by providing to CCL a written notice of Relinquishment together with a calculation of the average of the replacement cost of the Transferred Equipment and the original cost of such Transferred Equipment (such average being the “Cost of Transferred Equipment”) together with a calculation of the number of shares in CCL which are of equal value to such the Cost of Transferred Equipment, such calculation to be made by dividing the net asset value of CCL (as determined by CCL’s accountants based on CCL’s books of the close of the most recent calendar quarter increased by the Cost of Transferred Equipment), by the total number of Ownership Certificates as of the close of the most recent calendar quarter. In the event CCL disputes in good faith any of the foregoing calculations, CCT Shanghai may retain an internationally-recognized independent accounting firm selected by CCT Shanghai to make such calculations and the Parties will be bound by the calculations of such accounting firm. CCL will pay for the services of the accounting firm if such firms binding calculations. are no more favorable to CCL than CCT Shanghai’s calculations, which CCL challenged, otherwise, CCT Shanghai will pay for the services of the accounting firm.
     Section 2.4     Taxes. CCL will pay all import duties, value-added taxes and business taxes arising from the provision of Services and ancillary Equipment set forth in Appendix A.

ARTICLE III.     TERM
     This Agreement will be effective upon its execution by the Parties and will continue for a term of twenty years, provided that CCT Shanghai may terminate this Agreement without cause by giving CCL notice of termination no less than one year prior to the effective date of termination.
ARTICLE IV.     LIMITATIONS OF LIABILITY
     Section 4.1     Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, neither CCT Shanghai nor its shareholders, nor any of its or their respective directors, officers, agents, or employees, nor any person or entity controlling any of the forgoing will be liable to CCL for any claim arising under or in connection with this Agreement except claims for injury or death caused to persons or damage to tangible personal property to the extent caused by CCT Shanghai and except for claims based on CCT Shanghai’s gross negligence or willful misconduct in the performance of its obligations hereunder. No act or omission which may be the result of an error of judgment or mistake made in good faith will be considered gross negligence or willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, CCL will have no right to recover indirect, special, incidental, consequential, or punitive damages or damages for loss of profits that may result from any action or inaction of CCT Shanghai in connection with this Agreement.
     Section 4.2     Force Majeure. Failure of either Party to perform any obligations hereunder will be excused (except that any obligation to pay money will not be excused) to the extent such failure is attributable to events which are beyond the control of the defaulting Party including, without limitation, earthquakes, typhoons, flood, fire, war, or the action or inaction of any governmental authority (events of “Force Majeure”). A Party claiming the event of Force Majeure will notify the other Party within fifteen (15) days, explaining the nature of such event of Force Majeure, the anticipated duration and actions required by the affected Party to correct the deficiencies resulting from such event. Upon an event of Force Majeure, the Parties will immediately consult with each other to find an equitable solution and will use commercially reasonable efforts to mitigate the consequences caused by such event.
ARTICLE V.     ADMINISTRATION
     Section 5.1     Representative. Each Party will, by notice to the other Party, appoint one individual who will represent the appointing Party in all matters relating to this Agreement. Either Party may change its representative at any time by notice to the other Party.
     Section 5.2     Right to Inspect. CCL will have the right, at its reasonable request and expense, to inspect any Service or ancillary Equipment provided under this Agreement and to inspect any records kept by CCT Shanghai as required by this Agreement.

     Section 5.3     Employees. All personnel used by CCT Shanghai in the performance of this Agreement will be employed or otherwise retained by CCT Shanghai and will not be deemed employees of CCL. CCT Shanghai will be responsible for supervising such individuals, for paying all salaries and benefits and for meeting all government liabilities with respect to such individuals.
     Section 5.4.     Exchange of Information and Confidentiality. The Parties will exchange information as may be reasonably necessary to implement this Agreement. Each Party will maintain in confidence and will use solely for the purposes of this Agreement all information disclosed by the other Party in a writing marked “Confidential” or “Proprietary” provided that:
     a.     The receiving Party may disclose such information in compliance with any requirement of any governmental authority, provided that the receiving Party uses best reasonable efforts to afford the disclosing Party notice and an opportunity to object to such disclosure;
     b.     The receiving Party may disclose such information to its agents or employees who have a need to know such information and who have agreed in writing to protect such information from further disclosure on terms substantially similar to the terms of this Section 5.4; and
     c.     The receiving Party may disclose such information if such information has entered the public domain (other than through the unauthorized disclosure of the receiving Party).
ARTICLE VI.     MISCELLANEOUS
     Section 6.1     Authority. Each of the Parties hereby represents and warrants to the other Party that each has the power to execute and perform this Agreement; and that this Agreement upon execution will constitute the valid, lawful, binding and enforceable obligations of each Party.
     Section 6.2     Compliance with Law. The Parties will comply with all laws in the performance of this Agreement and their respective business activities. Without limiting the foregoing, CCT Shanghai and CCL agree not to pay or promise to pay or give or promise to give anything of value, either directly or indirectly, to an official of the Chinese or any other government for the purpose of influencing an act or decision of any such government or its officials in connection with the performance of this Agreement and their respective business activities.
     Section 6.3     Relationship of Parties. The Parties will perform their obligations under this Agreement as independent contractors. Nothing in this Agreement will render the Parties hereto liable as partners, associates, or joint venturers or to create a partnership, joint venture or association.
     Section 6.4     Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the laws of the PRC. The Parties will use their best efforts to resolve all disputes arising in connection with this Agreement promptly through friendly negotiations. In the event that no settlement is reached within thirty days following notice by one Party to the other of the occurrence of a dispute, the dispute will, at the request of either Party, be referred to and finally resolved by arbitration in Beijing at the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with its Rules then in effect (which Rules are deemed to be incorporated by reference into this section). Such arbitration will be conducted in the English and Chinese languages by a panel of three arbitrators. Each of CCL and CCT Shanghai will appoint one arbitrator. The third arbitrators will be mutually agreed upon by CCL and CCT Shanghai. In the event CCL and CCT Shanghai fail to agree within 20 days, the third arbitrator will be appointed by CIETAC pursuant to its Rules within 30 days from the date of receipt of notice to make such appointment. If selected pursuant to the immediately preceding sentence, the third arbitrator must be chosen from among the CIETAC panel of arbitrators from one of the following countries: Australia, Canada, Germany, Hong Kong Japan, Singapore, Sweden, Switzerland and the United States. The arbitrators will decide in their award the allocation of costs, including the arbitrators’ fees and all other costs to which the dispute may give rise. The award of the arbitrators will be final and without appeal. Any competent court may enforce such award.
     Section 6.5     Language. This Agreement is written and executed in both the English and Chinese languages, each of which will be of equal force and effect.
     Section 6.6     Amendments. This Agreement and its provisions may be amended, interpreted, waived, discharged or terminated only by a writing signed by each of the Parties hereto.
     Section 6.7     Notices. All notices and other communications required or permitted hereunder shall be in the English language, in writing and shall be (i) mailed by registered or certified mail, postage prepaid; (ii) sent by facsimile or electronic mail with electronic confirmation of receipt; or (iii) delivered by hand or by an internationally-recognized overnight courier with written confirmation of receipt, addressed (a) if to a party hereto, at such Party’s address set forth below, or at such other address as such Party shall have furnished to the other Parties in writing:

If to ChinaCast Technology (Shanghai) Limited:
Address:	25/F Qiang Sheng Plaza
No. 145 Pu Jian Lu
Pu Dong
Shanghai 200127, China
Attn:	Mr. Luk Chung Po
Tel:	(86 21) 6864 4666
Fax:	(86 21) 5873 4554
E-mail:	terencel@direct163.com

If to CCL:
Address:	Unit B, 15/F., China Merchants Tower
No. 2 Dong Huan Nan Lu,
Chaoyang District
Beijing 100022, PRC
Attn:	Lu Ruifeng
Tel:	(86 10) 6566 7788
Fax:	(86 10) 6566 9374
E-mail:	rf.lu@direct 16 3 . com

If to Beijing Col:
Address:	No. 48 (B), Baishiqiao Road
Beijing, PRC
Attn:	Du Wei
Tel:
Fax:
E-mail:

If to Shenzhen Zhongxun:
Address:	Rm#1506, Haiyan Building
Jiabin Road, Luohu District,
Shenzhen, PRC
Attn:	Lu Ruifeng
Tel:
Fax:
E-mail:	rf.lu@direct163.com

If to Tibet Tiantai Investment:
Address:	No. 36, Sela Road
Lhasa, PRC
Attn:	Shi Yuqing Tel:
Fax:
E-mail:
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (x) in the case of personal delivery or delivery by facsimile or by electronic mail, on the date of such delivery, (y) in the case of an internationally-recognized overnight courier, on the fifth business day after the date when sent and (z) in the case of mailing, on the tenth business day following that on which the piece of mail containing such communication has been deposited in a regularly maintained receptacle for the deposit of mail, addressed and mailed as aforesaid.
     Section 6.8     Further Assurances. CCT Shanghai and CCL each agree to execute and deliver such additional documents and to take such additional actions as may be necessary or appropriate to effect the provisions of this Agreement and all transactions contemplated hereby.
     Section 6.9     Severability. If any provision of this Agreement or the application thereof to any Party or circumstance will be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.
     Section 6.10     No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns any rights, benefits, or obligations hereunder.
     Section 6.11     Remedies Cumulative. Subject to the limitations set forth in Article IV hereof, the rights and remedies available under this Agreement or otherwise available will be cumulative of all other rights and remedies and may be exercised successively.
     Section 6.12     CCL Shareholders. Beijing COL Network Technology Co., Ltd., Shenzhen Zhongxun Teng Investment Development Co., Ltd. and Tibet Tiantai Investment Management Co., Ltd. jointly and severally agree to the terms and conditions of this Agreement and shall take any and all action to ensure the due and prompt performance of this Agreement by CCL and each of the CCL Shareholders.
     Section 6.13     Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be signed on the date first above written.

BEIJING COL NETWORK TECHNOLOGY CO., LTD.
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

SHENZHEN ZHONGXUN TEND INVESTMENT DEVELOPMENT CO., LTD
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

TIBET TIANTAI INVESTMENT MANAGEMENT CO., LTD
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

CHIINACAST TECHNOLOGY (SHANGHAI) LIMITED
By:	/s/ Terence Luk
	Name:	Terence Luk
	Title:	Chairman of the Board

CHINACAST CO., LTD.
By:	/s/ Lu Ruifeng
	Name:	Lu Ruifeng
	Title:	Authorized Signatory

APPENDIX A
Statement of Work
For Technical Goods and Services To
ChinaCast Co. Ltd. from
ChinaCast Technology (Shanghai) Limited
1 Introduction
This Statement of Work (“SOW”) describes certain technical services and other advice, consulting, and services, and the provision of ancillary Equipment, Software and Know-How (individually and collectively “Services”) that ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”) will provide to ChinaCast Co. Ltd. (“CCL”) in conjunction with CCL’s 3 primary areas of business, being;
1.	Turbo 163 via DirecPC

2.	Digital Data Network (DDN Enhancement)

3.	Cablenet
These businesses are described in greater detail below.
1.1 DirecPC Services
CCT Shanghai will provide Services as specified in this SOW to support CCL’s provision to its customers (CCL’s customers are referred to as “Customers”) of high speed broadband services via satellite (“Turbo 163 via DirecPC”).
CCT Shanghai and CCL expect that the Services to support the provision of Turbo 163 via DirecPC service will include advice, related technical and other consulting and services in connection with (i) the supply, operation and maintenance of a DirecPC Network Operations Center (“NOC”); (ii) the supply, installation and maintenance of service access kits for Customers (“DAKS”); and (iii) the payment of the space segment bandwidth fee and of sales, marketing, fulfillment, billing and Customer care services. CCL will be responsible for the operation and maintenance of the NOC and will own and sell DAKS.
1.2 DDN Enhancement Services
CCT Shanghai will provide Services as specified in this SOW to support CCL’s provision to China Telecom of high speed broadband services and facilities to enhance the availability and geographic coverage of China Telecom’s Digital Data Network (“DDN”)

CCT Shanghai and CCL expect that the Services will include advice, related technical and other consulting and services in connection with the installation, operations and maintenance of a main NOC in Beijing and approximately 30 interconnection facilities locations throughout the PRC. CCT Shanghai would also provide high speed back up channels and VSAT terminals at Customer sites requiring high speed service.
1.3 Cablenet Services
The Cablenet business can be described as 3 different services;
1.	TV Distribution — CCL provides facilities for the delivery of up to 100 channels of TV content to cable Multi-System Operators (“MSOs”) throughout China.

2.	One Way — CCL provides facilities for the delivery of high speed internet data through one-way cable plant in China. The return channel is via the China Telecom “163” service. This business is essentially the “Turbo 163 via DirecPC” service delivered via cable.

3.	Two Way — CCL provides facilities for high speed and interactive TV services via 2-way cable plant in China.
The various service offerings of the Cablenet business will allow MSOs to leverage their respective infrastructures to deliver high-bandwidth interactive data services. Cablenet will provide to MSOs a turnkey solution, which includes a technology platform and a brand as well as ongoing marketing, customer service, billing and product development support. The MSOs bear the cost of maintaining their cable systems, distributing required subscriber equipment, installing the broadband services in subscribers’ homes.
1.3.1 Cablenet TV Distribution
The objective of the TV Distribution service is to centralize the distribution of content so as to provide an aggregate of 100 video channels to be offered to MSO’s throughout China. The service delivery is based on satellite so as to provide efficiency in the transmission of content. The initial service will start with approximately 8 channels but will expand over time as the number of video channels increase.
While SARFT will be active in the aggregation of content it is envisioned that CCL, with the support and assistance of CCT Shanghai, will expand its services to include content aggregation and generation. As these additional services are to be developed in the future they are not described in this SOW.
In support of the TV Distribution service, CCL, with the technical support and assistance of CCT Shanghai, will do the following:
•	Establish a central TV uplink facility

•	Obtain satellite space segment sufficient to support the transmission of the TV content throughout China. CCT Shanghai will support and assist CCL by defining requirements and negotiating relevant contracts and agreements. CCL will execute contracts and agreements and will be responsible for payment and other obligations thereunder.

•	Market the TV delivery facilitis to various cable MSO’s throughout the PRC

•	Supply, install, commission and operate receiving equipment at enlisted MSO headend facilities

1.3.2 Cablenet Two-Way Data
The Two-Way Data service is a broadband service which provides for both high speed data delivery as well as interactive TV to cable subscribers. The Two-Way Data service requires advanced cable infrastructure like Two-way hybrid fiber-coaxial. Currently only 5% of cable systems in China are Two-Way capable but this percentage is forecast to grow rapidly as the existing cable plant is upgraded to two-way capability. To support the Two-Way services Cablenet will introduce a “platform” consisting of head-end equipment which will enable to provision of advanced services.
With the TV programming/ Internet content synchronization function installed, subscribers would be able to experience an unprecedented multimedia experience. Subscribers will be able to view linear content and simultaneously tap the resources of the Internet to drill down more detailed information to interact at any number of levels including e-commerce.
CCT Shanghai will provide technical support and assistance to CCL in the following activities relating to the Cablenet business:
•	Marketing support for various MSOs as “resellers” or “distributors” of the Cablenet service

•	Working with SARFT and other PRC governmental organizations to establish the necessary regulatory approvals for content and technology supporting the Cablenet service business

•	Establishment of the network infrastructure to support the provision of the various Cablenet services

•	Installation, commissioning and technical support, advice, services and consulting in connection with the operation and management of the network facilities used to provide the Cablenet services at various MSOs.
1.3.3 Cablenet One-Way Data
As noted above the One Way Data service entails the provision of DirecPC services to subscribers via a one way cable infrastructure. With the exception of the distribution and fulfillment of subscriber equipment all aspects of the operation of this service are substantially the same as described in the “Turbo 163 via DirecPC” service. In the Cablenet business the MSOs will be responsible for the distribution and fulfillment services associated with the subscriber equipment. Consequently the remainder of this document focuses only on the TV Distribution service and Two Way Data service of Cablenet. It is envisaged that in 5 years, the One-Way service will be phased out slowly as the cable plant of various MSO’s are upgraded to support two-way digital operations.
1.4 Service Overview
CCT Shanghai will provide technical advice, consultation and services in connection with DirecPC, DDN and Cablenet Services and CCL will accept and pay for the following technical advice, consultation and services to support CCL in:
1.	Complete NOC operation support, consisting of 24-hour per day, 365-days per year technical support services, network supervision and control, and trouble reporting, isolation and resolution.

2.	Installation services for Customer premise equipment (“CPE”) including Head-end Equipment, DAKs and/or VSATs, including planning and scheduling and assistance in securing permits and approvals when required.

3.	Procurement support, including traffic analysis and planning, of Internet bandwidth sufficient to support the network and its growth to maintain the network performance

4.	Space segment bandwidth and support, including the planning of satellite transponder capacity reuired to support CCL network and its growth, and technical support and assistance in procurement of such satellite transponder capacity.

5.	CPE maintenance, including 8:00 a.m. to 6:00 p.m., Monday through Friday service coverage, trouble reporting, remote service dispatch, problem isolation and resolution, and supplementary maintenance and repair or replacement services when required.

6.	Monthly reports and other information listing data on installation schedules and service outages.

7.	Program Management, including network planning and implementation of Service.

8.	Provision and maintenance of terrestrial communications between Customer premises and service nodes as required. In the case of the DirecPC service, CCL will be responsible for the provision and maintenance of terrestrial communications between the China Telecom 163 internet backbone and the NOC.

9.	Sales and Marketing Support — This includes sales collateral material, white papers, marketing seminar support, PR/promotions support, etc.

10.	Customer Care/Billing Platform Support.

11.	Administrative Support — Accounting/finance and legal support.

12.	Research & Development/Engineering Support — Product and service development and engineering support.
2 Ancillary Equipment Provided
To the extent of CCL’s requirements, and incident to its provision to CCL of technical advice, consultation and services, CCT Shanghai will provide CCL ancillary Equipment including, but not limited to the following types:
•	Hughes Network Systems DirecPC NOC hardware and software

•	Hughes Network Systems ISBN/PES hardware and software

•	Hughes Network Systems TRES hardware and software

•	Hughes Network Systems Bandwidth On Demand software

•	Intel Digital Architecture (IDA), a two-way cable network infrastructure consisting of various hardware and software systems

•	Video Uplink Facility including video retransmission equipment

•	Radio Frequency Transmission (RFT) facility at the Beijing NOC sufficient to support the traffic for this site

•	Customer Care Platform to support the recording and tracking of customer contact information including billing

•	Head-end Video down-link

•	Two-Way Cable Head-end equipment

•	Test equipment

•	Spare parts

•	Office supplies

•	Tools
2.1 Use of Proprietary Domain Names
CCT Shanghai or its affiliate will provide CCL the non-exclusive use of the following proprietary domain names.
www.turbo163.net
www.turbo163.com
www.direct163.com
CCT Shanghai will formulate the domain name strategy for the various CCL business and provide the necessary domain names for CCL’s non-exclusive use.
3 Network Operations
3.1 Space Segment
CCT Shanghai will provide advisory support services to assist CCL to comply with PRC regulatory requirements and to use satellite transponder capacity in an effective manner. CCT Shanghai will provide technical support to CCL for the purpose of generating accurate forecasts for transponder capacity requirements. While CCL will enter into contractual arrangement with satellite transponder provider, CCT Shanghai or its parent company would pay for the satellite transponder capacity sufficient to meet service demand.
3.2 Program Team
In order to ensure the smooth, timely provision of technical advice, consultation and services and that work proceeds at the planned rate, CCT Shanghai will put into place a program team consisting of experienced professionals in the various areas of expertise required. This team will be headed by a Program Manager to coordinate all CCT Shanghai resources required for the successful conduct of the support services and work, and to ensure that required coordination takes place between CCT Shanghai and CCL personnel.
     Tasks to be performed by the program team shall be in the areas including:
•	Schedules

•	Pricing

•	Agreement negotiations

•	Status reporting

•	Staffing

•	Subcontractor interface

•	Specification compliance

•	Space segment technical support

•	Selection of technical staff

•	Regulatory agency support

•	Test plans

•	System reliability

•	Network analysis

•	System configuration

•	NOC site survey

•	NOC installation specification

•	Acceptance test procedures

•	Remote installation specification

•	Onsite installation and test of the NOC earth station and baseband equipment

•	Documentation preparation
3.2.1 Progress Reports and Program Status Review
At least once a month, appropriate CCT Shanghai and CCL personnel will meet to discuss issues affecting the provision of the services including such key issues as the schedule of network deployment, network configurations, the manufacture and installation of products, development and implementation of new and improved technologies and procedures. As part of such meetings and at any other mutually agreeable times senior account management personnel will meet to discuss;
(i)	Forecasts for the following quarter for the number of Subscribers so that CCT Shanghai can anticipate demand for manufacture and installation and provision of the services;

(ii)	any additional services that may be requested or required, and

(iii)	any changes to CCL deployment plan for the services, including, among other things, procurement of additional Internet bandwidth, leasing of transponders and service in extended geographical areas.
For such period of time as CCT Shanghai and CCL mutually agree, operational personnel from both CCT Shanghai and CCL will meet in person or by conference call at least once every two weeks to discuss operational, day-to-day issues that may arise in connection with the provision of the services.
3.3 System Analysis And Support
CCT Shanghai will provide system analyses of the network to estimate overall system capacity, traffic capabilities, satellite resource requirements, and the specific network configuration required to support CCL’s identified traffic. Furthermore, CCT Shanghai will make available, for the term of this Agreement, systems analysis services to assist CCL in determining future optional expansion requirements.
CCT Shanghai will also assist CCL in planning for such things as antenna sizes and/or RF power sizes for CPE sites based upon the specific space segment selected and CCL specified requirements, such as availability and video capability. CCT Shanghai will provide necessary satellite link budgets.

3.3.1 System Analysis Reports
CCT Shanghai will periodically provide the results of system analyses of capacity, traffic capabilities, satellite resource requirements, and network configuration.
CCT Shanghai will make the results of CPE antenna size and/or SSPA size analyses available within thirty (30) days after the specification of the space segment and the appropriate CPE sites.
3.3.2 Regulatory Agency Support
CCT Shanghai will provide technical support and consultation in support of CCL’s applications for any relevant licenses from local regulatory authorities. CCT Shanghai technical support includes implementation planning, interface investigation and specification, and detailed satellite link engineering. As part of this activity, CCT Shanghai will prepare the technical documentation required to support the required filings for the network operating license.
3.4 Network Operation
CCT Shanghai will provide resources to support the operation of the CCL NOCs 24 hours per day, 365 days per year. CCT Shanghai will provide qualified engineers and operations center personnel as required to adequately monitor the system as mutually agreed by CCT Shanghai and CCL. CCT Shanghai will make available personnel at the NOC to provide technical advice, consultation and network control services, consisting of monitoring, configuration management, and troubleshooting, including field dispatch. NOC personnel will also provide technical assistance for onsite management and maintenance of the NOC facilities themselves. CCT Shanghai will provide technical advice, consultation and support for all aspects of NOC operation including the following:
•	Staffing

•	Preventive Maintenance

•	Reports

•	Record Keeping

•	Trouble-shooting

•	Traffic analysis

•	System expansion
3.5 Business Planning
Once per quarter representatives from CCT Shanghai and CCL shall meet to conduct business planning for the following quarter. In the fourth quarter of every year a full business budget for the following year will be developed.

3.6 Redundancy and Backup
Ancillary Equipment will include redundancy of critical NOC and NOC RF components on a 1:1 basis. All other traffic carrying NOC components are redundant on a 1:N basis. This redundancy will assure availability in spite of occasional failures of such components.
3.7 Internet Backhaul Connection
CCL will provide necessary data circuits between China Telecom Internet exchange and the NOC facility. CCL will be responsible for the cost and performance of these circuits. Unless otherwise agreed by CCT Shanghai and CCL, all Customer connectivity to the Internet will be effected through these circuits connected to the China Telecom Internet exchange. CCL will be responsible for the monitoring and maintenance of these Internet backhaul connections.
3.8 Information Monitoring
CCT Shanghai will provide, on a monthly basis, such ongoing and updated information regarding the performance of the network service as the parties will agree.
3.9 Service Level Quality Control and Measurement
CCT Shanghai will monitor the quality of Services on a continuing basis and will report to CCL reasonable measure of the quality of Services and Equipment. CCT Shanghai will also establish and implement reasonable programs for the continuous improvement of Service quality and performance.
3.10 Security
CCT Shanghai will work to ensure that CCL’ Subscribers’ privacy and security are protected over the services by using a Conditional Access System and Digital Encryption Standard (DES 128K) security algorithm.
3.11 Turbo163 Dial-up Connectivity
CCL will provide at its cost all dial-up connectivity necessary for the “Turbo163 via DirecPC” and for the Cablenet One-Way service.
4 Fulfillment Services
CCT Shanghai is responsible for the shipment, installation and commissioning of Head-end equipment ordered by MSOs.
The nature of the Cablenet business is such that CCL’s Customers will be the cable MSO’s in China. The MSO’s will be responsible for the distribution, installation and maintenance of end-user equipment to individual subscribers. CCT Shanghai will be responsible for the distribution of the end-user equipment to the MSO’s.
4.1 Permits and Approvals
CCT Shanghai will provide CCL with assistance and support in order to obtain and maintain the relevant government approvals required for CCL. CCT Shanghai will also assist and support CCL to obtain landlord approvals and will determine if construction permits or zoning variances are required and, if so, assist and support CCL in obtaining such permits at the time the site survey is performed. After all permits and approvals have been obtained, CCL will authorize CCT Shanghai to schedule and perform site preparation and installation of the equipment.
4.2 Planning and Scheduling
CCT Shanghai will installation Equipment according to a schedule to be provided and maintained by CCT Shanghai, with the cooperation of CCL.
CCT Shanghai will endeavor to complete installation within sixty (60) days of notification of need to install a site. CCT Shanghai and CCL agree, however, that additional time may be required if CCT Shanghai encounters delays in obtaining any necessary permits or variances, or if nonstandard installations (as defined herein) are required.
4.3 Site Preparation
The site survey report, if required, will identify technically suitable locations for installing the indoor and outdoor CPE (including Head-End equipment) and cables.
For sites identified as requiring preparation by CCT Shanghai, CCT Shanghai will perform the following tasks:
1)	Provide necessary independent contractor for structural or electrical work, as required, at additional cost.

2)	Construct a standard antenna mounting point of the standard type

3)	Provide suitable access for the connecting cable from the exterior of the building to the interior and through any concrete, masonry, or fire barrier walls between the indoor and outdoor units.
4.4 Maintenance Services
A.	CCT Shanghai will provide maintenance services to CCL to ensure the availability of the service NOC 24 hours per day, 365 days per year by single nationwide number telephone access for resolution of problems with the Turbo 163 via DirecPC, DDN and Cablenet services. The NOC will provide a single point of contact for the origination, administration, and tracking of Customer trouble reports, CCT Shanghai personnel contact names, telephone numbers, and other trouble reporting and escalation procedures. CCT

Shanghai will provide a NOC technical support document detailing these procedures will be provided to CCL after execution of this Technical Services Agreement.
B.	Corrective Maintenance — CCT Shanghai will provide corrective maintenance for the various ancillary equipment provided by the CCT Shanghai in support of the CCL businesses. CCT Shanghai will restore ancillary equipment to good working condition by performing the following corrective maintenance as required:
1)	Diagnostic testing to determine the existence and cause of the malfunction

2)	Removal and replacement of any malfunctioning Field Replaceable Unit (FRU)

3)	Reorientation (re-pointing) of the antenna subsystem

4)	Repair or replacement of interconnecting cables

5)	Reloading initializing instructions and re-commissioning

6)	Verification of proper operation and completion of service report

7)	Notification to the NOC and the Customer host that Equipment has been restored to operational status
C.	Service Coverage and Response Times

Service coverage hours, including related travel, will be selected on a site-by-site basis from the coverage available for that site. The available coverage plans are:
1)	Normal Service Coverage (8:00 a.m. to 6:00 p.m., local time, Monday through Friday, holidays excepted)

2)	Continuous Service Coverage (24 hours per day, 365 days per year).
At certain sites only Normal Service Coverage is available.

CCT Shanghai will use reasonable efforts to ensure that within sixty (60) minutes of a request for maintenance, the NOC personnel will determine the problem and isolate the fault. CCT Shanghai and CCL acknowledge, however, that such maintenance response time represents a target and failure to meet such maintenance response time target shall in no event be construed as a breach of this Technical Services Agreement. Upon determining the problem and isolating the fault, the NOC personnel will authorize field Service dispatch, and the Customer Service Representative (CSR) will be onsite at Customer’s premises, according to the maintenance response time table given below, from the time of authorization by the NOC.

Maintenance Response Time Table (Targets)

Distance from Service Office	Response Time
0 - 50 miles	12 hours
51 - 100 miles	24 hours
101 - 150 miles	24 hours
151 - 200 miles	24 hours
Over 200 miles	48 hours
D.	Spare Parts Support

Spares will be provided as part of this Agreement. An inventory of spare parts (typically 5% of installed hardware) will be pre-positioned at CCT Shanghai-designated local maintenance facilities for support of all CPE supported by that office.

Spares for the CPE antenna subsystem, including reflectors, mounts, anti-icing equipment, modems, and if applicable, certain video equipment will be centrally stocked at a designated location in China.

Malfunctioning Equipment will be replaced on a one-for-one exchange basis by a functionally equivalent spare part.

E.	Remote maintenance does not include any of the following services;
1)	Maintenance, repair, or replacement of parts damaged or lost through catastrophe, accident, lightning, theft, misuse, fault, or negligence of CCL, or causes external to the Equipment, such as, but not limited to, failure of, or faulty, electrical power or air conditioning, operator error, failure, or malfunction of data communication Equipment not provided to CCL by CCT Shanghai, or from any cause other than intended and ordinary use

2)	Changes, modifications, or alterations in or to the Equipment other than approved upgrades and configuration changes

3)	De-installation, relocation, or removal of the Equipment or any accessories, attachments, or other devices
4.5 Remote Reports and Other Information
CCT Shanghai will provide CCL with the following standard reports on a monthly basis:
A.	Chronological list of trouble reports summarizing determined problem(s) and resolution(s) at remote site(s) with timed duration of remote site outage. Service availability for the preceding month will also be provided,

B.	A summary report showing all open (with days to completion) and completed work orders for new and existing CPE locations during the preceding month.
5 Sales and Marketing
CCT Shanghai shall provide technical advice, consultation and services in connection with the management of sales and marketing for the following businesses:

1.	Turbo 163 via DirecPC

2.	DDN

3.	Cablenet
5.1 Management
CCT Shanghai will support and assist CCL in the sales and marketing of the DDN service to potential end users. This will include providing sales collateral material, white papers, marketing seminar support, PR/promotions support, etc. It is envisioned that the following personnel will initially be required for the sales and marketing of the various services:
A.	Vice President, Marketing

B.	Manager, Public Relations (minimum 4 PR events/year)

C.	Market Research Specialists (4)

D.	Channel Support Specialists (10)

E.	Regional Sales Managers (5)

F.	Sales Executives (25)

G.	Manager, Sales Administration

H.	Sales Administration Support (10)
The organization of the direct sales force is represented by the following diagram;
The VP of Sale/Marketing will be responsible for oversight of all sales/marketing activities.
The Manager of Marketing will be responsible for the following key areas;
•	Product Marketing

•	Direct Marketing

•	Web Based Marketing
The Regional Sales Managers are responsible for the oversight of the direct sales staff.
5.2 Turbo 163 via DirecPC and DDN Sales
CCT Shanghai will make available personnel and assist CCL to maintain a sales force to handle direct sales targeting the following (but not limited to) market segments;
•	Internal Trade

•	Coals and Mines

•	Agencies and entities under the Economic and Trade Commissions

•	Telecom and Communication Industries

•	Multi-National Corporations

•	Education

5.2.1 Channel Management For Turbo 163 via DirecPC
CCT Shanghai will provide technical assistance in connection with the set up of various sales channels for the Turbo163 via DirecPC service. These sales channels will be “Value Added Resellers” (VAR) who will be responsible for certain targeted market segments. The VARs may include the following;
•	IBM — targeting the banking and finance sectors

•	IBM — targeting the intelligent building sector

•	Infobank — targeting the banking and finance sectors

•	Blueexpress — bundled Turbo163 and PC services

•	China Telecom — sales to consumers for Turbo163 service

•	Existing 163 service resellers
CCT Shanghai is responsible for enlisting and maintaining the VARs. Support activities include product and market training, support of product demonstrations, provision of collateral materials and other informational materials. CCT Shanghai sales staff will also accompany VARs on visits to key accounts as well as host customer visits to the NOC facility.
5.3 Cablenet Sales
There are approximately 1300 cable operators (MSOs) in China. The main focus of the sales and marketing activities of the Cablenet business group is to sign-up as many of these 1300 cable operators as possible as “subscribers” to the various services supported by the Cablenet business. In fact, the MSOs will essentially act as “distributors” of these services and resell the content or access to their own customers.
The sales effort to reach these MSOs will be though direct access utilizing sales staff employed by CCT Shanghai. Distribution channels will not be utilized in support of this effort.
CCT Shanghai will assist CCL in the sales and marketing of the Cablenet services to potential MSOs. This will include providing sales collateral material, white papers, marketing seminar support, PR/promotions support, etc. It is envisioned that the following personnel will initially be required to support the sales and marketing of the Cablenet service:
I.	Vice President, Marketing

J.	Manager, Public Relations (minimum 4 PR events/year)

K.	Market Research Specialists (2)

L.	Sales Executives (5)

M.	Manager, Sales Administration
The VP of Sale/Marketing will be responsible for oversight of all sales/marketing activities.
5.4 Publicity Campaign
CCT Shanghai will be responsible for implementing a China-wide publicity campaign to highlight the service availability. Various forms of PR events are necessary to influence the major ISP/ICPs in China and well as Internet users.

PR events mainly include: promotion, press/products releases, expositions, technical seminars, speeches and consultations, annual reports, charity and donations, sponsoring, community persuasions, signal publicity, company’s periodicals, news creation etc.
5.5 Market Analysis and Service Tariff Structure
In support of the marketing efforts for the various CCL businesses CCT Shanghai will conduct the relevant market analysis. These activities will include the following;
•	Competitive analysis

•	Identification of target market segments

•	Identification and development of “value added” services

•	Service tariff modeling and analysis
5.6 Collateral Materials
CCT Shanghai will generate the collateral material required to support the sales and marketing efforts. These materials will include the following;
•	Product brochures

•	Application white papers

•	Packaging materials

•	Advertisements

•	Web based materials

•	Customer gifts

•	Customer deliverable marketing CD-ROM

•	User handbook and operating procedures
5.7 Advertising Campaigns
The CCT Shanghai will be responsible for conducting a variety of advertising campaigns designed to raise awareness about CCL’s services and to attract and retain subscribers to CCL’s services. It is anticipated that CCT Shanghai will utilize different types of media as follows: Plane media:50%, Television: 20%, Billboards: 25%, Web: 5%. CCT Shanghai will be responsible for advertising content generation as well as placement.
6 Administration
CCT Shanghai will provide consulation and advice to CCL in connection with human resource management, bookkeeping, accounting, financial planning, legal and corporate strategic planning services.
6.1 Accounting

CCT Shanghai will provide advisory services relating to the administration of all accounting operations of CCL in support of the service. This includes administration of accounts receivable, accounts payable, payroll and other accounting related services.
CCT Shanghai Services will also cover CCL’s:
(i)	quarterly management accounts for the various businesses within 45 days after the end of each fiscal quarter;

(ii)	monthly management accounts for the various businesses within 30days after the end of each month; and

(iii)	an annual budget for the various businesses within 30 days prior to the end of each fiscal year.
6.2 Human Resources
CCT Shanghai will assist and provide advice to the human resources operation to support CCL’s operation. CCT Shanghai will provide a headcount report to CCL at the end of each month and will assist and provide advice for the recruitment to support the Turbo 163 via DirecPC business.
6.3 Legal and Corporate planning
CCT Shanghai will assist and provide advice to support CCL in working out a proper legal structure for the Turbo 163 via DirecPC service. CCT Shanghai is also responsible for the adminstration support and corporate planning of the Turbo 163 via DirecPC business.
7 Equipment And Software
In addition to the provision of services and technical know-how CCT Shanghai will provide to CCL all of the networking equipment required in support of the business plan for the Turbo 163 via DirecPC, DDN and Cablenet services.
7.1 Turbo 163 via DirecPC Equipment Already Supplied
The following subsections describe equipment and software which have already been provided to CCL.
7.1.1 Turbo 163 via DirecPC NOC Equipment And Software
The Turbo 163 via DirecPC business is supported by the following baseband hardware subsystems at the NOC. The equipment and software listed below are fully described in the document “DirecPC Technical Specification” published by Hughes Network Systems.

Foundation NOC
S/W	Software License
SAGW	Satellite Gateway
IF	IF System
HM95	Health Monitor
QAPC	Quality Assurance Monitor
FRNTEND	Subscriber Management Front End
RTR	System Router
SWTCH	Ethernet Switch
TCCS/COMS	Dial-in Communication Device
CNSL	Monitoring Console
CAC	Conditional Access Controller
FRWL	Firewall
HPRK	Racks
SPAR	NOC Spares
Turbo Internet System
S/W	Software License
TIGW	Turbo Internet System (10 online, 2 red; 20000 subs)
Package Delivery System
S/W	Software License
PDSV	Package Delivery Server
PDSV	Package Delivery Scheduler
NFS	Storage Device
PDMC	Package Delivery Gateway
IP Multicast System
S/W	Software License
PDMC	IP Multicast Gateway
BCPC	Broadcaster
Webcast System
S/W	Software License
WEBC	Webcast System
NewsCast System
S/W	Software License
NEWS	NewsCast System
Autocommissioning System
S/W	Software License
ACS	Autocommissioning System

Email Alert System
S/W	Software License
EMAIL	Email Alert System
Dedicated Bandwidth System
S/W	Software License
DBW	Dedicated Bandwidth System
Fair Access License
S/W	Software License
FAP	Fair Access License
7.1.2 NOC RFT Uplink Facility
CCT Shanghai has provided to CCL Radio Frequency Transmission (RFT) equipment consisting of a KU-Band 6.1 meter antenna and associated amplifiers, up/down converters, LNB and spare parts. In addition, CCT Shanghai has installed and tested this equipment on the NOC facility of CCL.
7.1.3 Turbo 163 via DirecPC CPE Equipment
The Customer Premise Equipment (CPE) provided to CCL consists of quantity 3,000 DirecPC Access Kits (DAKs). Each DAK consists of the following elements;
•	Antenna

•	LNB

•	PCI Card

•	DAK Client Software

•	Mounting hardware

•	Installation instructions

•	Packaging
7.1.4 System Integration
CCT Shanghai will perform integration and testing of the DirecPC and DDN systems. System acceptance test has been conducted to verify that the delivered product meets the specification requirements. These tests have been performed by CCT Shanghai with CCL’s assistance. The combination of the NOC earth station, baseband equipment, and DAKs meet the performance requirements as outlined in the CCL business plan.
7.1.5 Expansion of Network
To support the expansion of the Turbo 163 via DirecPC and DDN services CCT Shanghai will provide to CCL additional equipment and software licenses. It is anticipated that the following types of equipment will be provided;
•	Additional RFT uplink facilities to support the DDN business

•	Additional HNS DirecPC NOC equipment (as described above)

•	Additional HNS DirecPC DAK CPE

•	HNS TRES satellite modems and earth stations in support of the DDN business

•	HNS ISBN baseband equipment and software licenses in support of the DDN business

•	HNS PES equipment in support of the DDN business
The functionality and performance of these systems are defined in the following documents;
•	HNS DirecPC Technical Specification

•	HNS ISBN/PES Technical Specification

•	HNS TRES Technical Specification

•	HNS TRES BOD Technical Specification
7.2 Cablenet Equipment and Software
To support the Cablenet services it will be necessary to deploy a significant amount of network infrastructure. This infrastructure will generally fall into three categories;
1.	Network infrastructure

2.	Cable headend infrastructure

3.	Subscriber equipment
7.2.1 TV Distribution Service
The subsections below describe the equipment subsystems that are supplied in support of the TV Distribution business.
7.2.1.1 Uplink Facility
Satellite transmission will be used to efficiently distribute the aggregated video content to cable MSOs throughout China. In support of this video distribution CCT Shanghai will provide technical assistance and advice to assist CCL in establishing an uplink facility consisting of the following key elements;
1.	RF Subsystem including a 6.1 meter KU band antenna and all of the attendant electronics to provide fully redundant transmission to the satellite. Some of these components include;
•	Antenna tracking control unit

•	High power amplifiers

•	Low noise receivers

•	Frequency up converters

•	Frequency down converters

•	RF Management and Control subsystem

•	Redundancy switching equipment

•	Spare parts
2.	MPEG2/DVB Encoder Modulation Subsystem consisting of the following key elements;
•	Variable rate modulators

•	MPEG/DVB Encoders

•	Switching equipment

3.	DTH Receive Subsystem (Video Turn Around) consisting of the following components;
•	Antenna subsystem

•	Low noise receivers

•	Video receivers
4.	Video Distribution Subsystem consisting of the following components;
•	Audio and video monitors

•	Switching matrix

•	Studio quality recording equipment
5.	Conditional Access Subsystem to provide secure control of the video signal.
7.2.1.2 Head-end TV Receiving Equipment
For each MSO subscribing to the TV distribution service CCT Shanghai will install a set of equipment at the cable head-end which will enable to reception of the aggregated TV content that is distributed over the satellite. The following will be the key components provided by CCT Shanghai at the Head-end;
•	Receive-only satellite antenna and receiver subsystem including LNA

•	TV Receiver for each video channel subscriber by the MSO. The TV receivers include the necessary conditional access equipment to decode the signals.

•	Video distribution cabling to provide for interconnect of the downlinked TV content into the MSO head-end.
7.2.1.3 Subscriber Equipment
Subscriber equipment will be provided by the Cable MSOs.
7.2.2 Two-Way Service
7.2.2.1 Network Infrastructure
The following schematics diagram represents what is expected to be the typical network infrastructure at each MSO’s NOC.

7.2.2.2 Head-end Equipment
CCT Shanghai will provide technical services and advice in connection with the deployment of the NOC for two way services. CCT Shanghai will be responsible for installing software onto the NOC servers and integrate the NOC servers and software with other business system servers (such as those for Turbo163). CCT Shanghai will provide technical service in connection with specifying and installing the networking equipment in the NOC and will assist and support CCL in managing the NOC.
CCT Shanghai will also be responsible for the training of MSO personnel for local support.
7.2.2.3 Subscriber Equipment
CCT Shanghai will be responsible for identifying OEMs that are capable of building the Client Box.

7.2.2.4 Technical Support
Technical issues from End Users or MSO should first be escalated to CCT Shanghai’s level 1 (technical) support group. It is expected that CCT Shanghai’s level 1 support should be able to handle about 90% of the calls that come in. They would be expected to be able to answer calls that involved installation questions, or known problems that are listed in the Errata, Application notes, Hints documents, Technical advisories, or CCT Shanghai’s technical database. If that group can not solve the problem, then the issue should get escalated to CCT Shanghai’s level 2 (Engineering) support group.
CCT Shanghai’s level 2 support will continue to work the problem with diligence and try to provide a resolution. It is expected that this group will be able to handle 90% of the issues that get escalated from CCT Shanghai’s level 1 support. Issues that cannot be resolved by CCT Shanghai’s level 2 support will be escalated to the attention of the equipment vendor’s Field Application Engineer for who shall be located in Hong Kong. Before escalation to the equipment vendor, it is expected that CCT Shanghai Product Support will verify the nature of the problem and further try to isolate the cause of the problem if necessary. In order to facilitate swift and effective diagnosis and resolution or errors, CCT Shanghai shall maintain the representative configuration(s) of each system deployed for use as fault replication and defect isolation test beds.
One representative (along with one alternate) from CCT Shanghai’s level 2 Product Support Group should be selected to manage the interface between CCT Shanghai and the equipment vendor’s Field Application Engineer. The purpose of this single interface will be to make sure information flowing from the equipment vendor to CCT Shanghai gets disseminated to the proper parties within CCT Shanghai, and to set priorities of escalation flowing from CCT Shanghai to the equipment vendor. CCT Shanghai will provide a list of contact names to the equipment vendor. Callers to the equipment vendor’s Field Application Engineer who are not on this list of approved contacts will be referred back to an individual on the approved contact list.
Upon escalation to the equipment vendor’s FAE, CCT Shanghai will submit a detailed technical description of the problem as well as the details of CCT Shanghai’s efforts to resolve it. Upon receiving this information, the FAE will first try and reproduce the fault using CCT Shanghai’s fault replication and defect isolation test beds. If reproducible, it will be entered on an internal the equipment vendor defect tracking database (Tracker) and assigned a tracking number and severity level (as defined above). The equipment vendor’s FAE shall have access to all appropriate systems and facilities as required to pursue correction of active defects.
The status of each open issue reported by CCT Shanghai will be tracked and reported to CCT Shanghai according to severity level as defined above.
It is expected that the equipment vendor’s FAE will be able to handle 90% of the calls that get escalated to him/her. Issues that can not be resolved by the FAE will get escalated to the equipment vendor’s Engineering Organization. It is expected that the equipment vendor’s Engineering organization will be able to resolve 100% of the issues that get escalated to them from the FAE.
It should be noted that in all cases above, resolution of a problem does not necessarily mean a fix, but could mean a workaround or decision not to fix. The problem would then be documented as an errata.

7.3 Inventory
In order to provide CCL with adequate inventory to expand the service businesses CCT Shanghai will supply a rolling 3 month inventory of equipment. The inventory will be determined by the current business plans for the various services.
7.4 Shipment Schedule
Once every quarter CCT Shanghai will evaluate the inventory of equipment to determine what replenishments or new stocking is required. The evaluation will use both the business plans as well as marketing forecasts to determine the amount of inventory to be stocked. It is anticipated that the lead time to supply CPE is typically 3 months while the lead time to supply NOC related equipment is typically 6 months.
7.5 Customer Care Platform
CCT Shanghai will provide CCL with a customer care and billing platform services. This includes the provision of a call center, web-based customer support, problem tracking, problem escalation procedures and monthly billing invoices.
8 CCL Obligations
To facilitate provision of the Equipment and Services by CCT Shanghai, CCL will meet the following obligations:
A.	CCL hereby grants CCT Shanghai and CCT Shanghai’ authorized representatives access, subject to CCL’s reasonable security restrictions, to Equipment and related locations and areas of CCL’s facilities and premises, and will arrange permitted access to areas of third-Party facilities and premises for the purpose of CCT Shanghai performing the work required under this Agreement. CCT Shanghai will comply with CCL’s reasonable rules and regulations for access, a copy of which will be furnished to CCT Shanghai by CCL promptly after execution of this Agreement.

B.	CCL will provide safe access to Equipment on CCL premises and will maintain the environment where the Equipment is located in a safe and secure condition.

C.	CCL will provide CCT Shanghai with access to electrical power, water, and other utilities as required for efficient Service.

D.	Procure and obtain any and all Government Approvals which may be required under any applicable law for the operation and maintenance of the business services.
CCL will reimburse CCT Shanghai for all costs incurred by CCT Shanghai as a result of CCL’s failure to meet such obligations.

APPENDIX B
Satellite Revenue and
Satellite Expense of
ChinaCast Co. Ltd.
Satellite Revenue
Satellite Revenue includes all the revenues derived from the Turbo163 business, DDN Enhancement business and Cablenet business of CCL and any other satellite related business conducted by CCL. The Satellite Revenue shall form the basis to compute the Service fee payable from CCL to CCT Shanghai.
Satellite Expense
Satellite Expense includes all expense incurred by CCL in relation to its satellite operation and for the generation of Satellite Revenue. Satellite and shall include the following items:
Transponder fee
Lease line charge
Rental fee
Equipment usage fee
Equipment installation charge
Equipment maintenance and depreciation
Content fee
Cost of material
Freight & Duty
Marketing/Advertising fee
Payroll
Labor Welfare
Travel and transportation
Entertainment
Professional expenses
Insurance
Office supplies
Water & electricity
Training & meeting expense
Car rental and expense
Bank charge
Consumable
Stamp tax duty
Business tax
Profit tax
To be counted as Satellite Expense and be deducted from the Satellite Revenue to compute the Service fee, all the operating expense items set forth above must be related to the satellite operation of CCL.